 CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Notes	$1,500,000	$83.70

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

(2)

Pursuant to Rule 457(p) under the Securities Act of 1933, unused filing fees of $172,669.55 have already been paid with respect to unsold securities that were previously registered pursuant to a Registration Statement on Form S-3ASR (No. 333-130051) filed by JPMorgan Chase & Co. on December 1, 2005, and have been carried forward, of which $83.70 offset against the registration fee due for this offering and of which $172,585.85 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Pricing supplement no. 274 To prospectus dated November 21, 2008, prospectus supplement dated November 21, 2008 and product supplement no. 159-A-I dated January 7, 2009	Registration Statement No. 333-155535 Dated August 18, 2009 Rule 424(b)(2)

Structured Investments	$1,500,000 12.05% per annum Reverse Exchangeable Notes due August 24, 2010 Linked to Five Equally Weighted Reference Stocks

General

  The notes are designed for investors who seek a higher interest rate than the current dividend yields on the Reference Stocks (including one American Depositary Share, or ADS) or the yield on a conventional debt security with the same maturity issued by us or an issuer with a comparable credit rating. Investors should be willing to forgo the potential to participate in the appreciation in any Reference Stock, be willing to accept the risks of owning equities in general and the Reference Stocks in particular, and be willing to lose some or all of their principal at maturity.
  The notes will pay 12.05% interest over the term of the notes. However, the notes do not guarantee any return of principal at maturity. Instead, the payment at maturity will be based on whether the closing price of each Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and, if so, on whether the Final Share Price of any such Reference Stock has declined from its Initial Share Price, as described below. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing August 24, 2010*.
  Payment at maturity with respect to each Reference Stock for each $1,000 principal amount note will be either a cash payment of $1,000 x the applicable Stock Weighting (or $200) or delivery of shares of the Reference Stock (or, at our election, the Cash Value thereof), together with any accrued and unpaid interest, as described below.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes priced on August 18, 2009 and are expected to settle on or about August 24, 2009.

Key Terms

Reference Stocks:

The common stocks of The Boeing Company, General Electric Company, The Goldman Sachs Group, Inc., and Pfizer Inc. and the ADS, representing one share, no par value, of Nokia Corporation, which we refer to as Nokia Corporation ADS (each a “Reference Stock,” and together, the “Reference Stocks”).

Interest Rate:	12.05% during the term of the notes, paid monthly and calculated on a 30/360 basis.
Protection Amounts:

For each Reference Stock, an amount that represents 30% of the Initial Share Price, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Protection Amount for each Reference Stock.

Pricing Date:	August 18, 2009
Settlement Date:	On or about August 24, 2009
Observation Date:	August 19, 2010*
Maturity Date:	August 24, 2010*
CUSIP:	48123L4Y7
Interest Payment Dates:

Interest on the notes will be payable monthly in arrears on the 24th calendar day of each month (each such date, an “Interest Payment Date”), commencing September 24, 2009, to and including the Maturity Date. See “Selected Purchase Considerations — Monthly Interest Payments” in this pricing supplement for more information.

Payment at Maturity:

The payment at maturity, in excess of any accrued and unpaid interest, is based on the performance of each Reference Stock. At maturity you will receive per $1,000 principal amount note, in addition to any accrued and unpaid interest, instead of the principal amount of your notes, a payment consisting of the following:

(i) with respect to each Reference Stock, if on each day during the Monitoring Period the closing price of such Reference Stock has not declined, as compared to its Initial Share Price, by more than its Protection Amount, a cash payment equal to $1,000 x Stock Weighting of such Reference Stock, and

(ii) with respect to each Reference Stock, if on any day during the Monitoring Period the closing price of such Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount:

(1) if the Final Share Price of such Reference Stock is equal to or greater than its Initial Share Price, a cash payment equal to $1,000 x Stock Weighting of such Reference Stock; or

(2) if the Final Share Price of such Reference Stock is less than its Initial Share Price, the number of shares of such Reference Stock equal to the Physical Delivery Amount for such Reference Stock (or, at our election, the Cash Value thereof). Fractional shares will be paid in cash. The market value of such Physical Delivery Amount for a Reference Stock or the Cash Value thereof will most likely be substantially less than $200 and may be zero.

Monitoring Period	The period from the Pricing Date to and including the Observation Date.
Stock Weighting:	For each Reference Stock, 20%.
Physical Delivery Amount:

For each Reference Stock, the number of shares of such Reference Stock, per $1,000 principal amount note, equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, subject to adjustments.

Cash Value:

For each Reference Stock, the amount in cash equal to (1) $1,000 x the Stock Weighting of such Reference Stock divided by (2) the Initial Share Price of such Reference Stock, and multiplied by (3) the Final Share Price of such Reference Stock, subject to adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Physical Delivery Amount for each Reference Stock.

Initial Share Price:

For each Reference Stock, the closing price of such Reference Stock on August 18, 2009. The Initial Share Price of a Reference Stock is subject to adjustments in certain circumstances. See “Description of Notes — Payment at Maturity” and “General Terms of Notes — Anti-Dilution Adjustments” in the accompanying product supplement no. 159-A-I for further information about these adjustments. Please see “The Reference Stocks — Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts” in this pricing supplement for the Initial Share Price for each Reference Stock.

Final Share Price:	For each Reference Stock, the closing price of the Reference Stock on the Observation Date.
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 159-A-I.

Investing in the Reverse Exchangeable Notes involves a number of risks. See “Risk Factors” beginning on page PS-7 of the accompanying product supplement no. 159-A-I and “Selected Risk Considerations” beginning on page PS-2 of this pricing supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us

Per note	$1,000	$26.50	$973.50

Total	$1,500,000	$39,750	$1,460,250

(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.

(2)

J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., will receive a commission of $26.50 per $1,000 principal amount note and will use a portion of that commission to pay selling concessions to other dealers of $7.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize in consideration for assuming risks inherent in hedging our obligations under the notes. The concessions of $7.00 per $1,000 principal amount note include concessions allowed to selling dealers and concessions allowed to any arranging dealer. See “Plan of Distribution” beginning on page PS-37 of the accompanying product supplement no. 159-A-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. The notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

August 18, 2009

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 21, 2008, as supplemented by the prospectus supplement dated November 21, 2008 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 159-A-I dated January 7, 2009. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 159-A-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 159-A-I dated January 7, 2009:
  http://www.sec.gov/Archives/edgar/data/19617/000089109209000073/e34043_424b2.pdf

  Prospectus supplement dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005661/e33600_424b2.pdf

  Prospectus dated November 21, 2008:
  http://www.sec.gov/Archives/edgar/data/19617/000089109208005658/e33655_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  THE NOTES OFFER A HIGHER INTEREST RATE THAN THE YIELD ON DEBT SECURITIES OF COMPARABLE MATURITY ISSUED BY US OR AN ISSUER WITH A COMPARABLE CREDIT RATING — The notes will pay 12.05% interest over the term of the notes, which we believe is higher than the yield received on debt securities of comparable maturity issued by us or an issuer with a comparable credit rating. Because the notes are our senior unsecured obligations, any interest payment or any payment at maturity is subject to our ability to pay our obligations as they become due.
  MONTHLY INTEREST PAYMENTS — The notes offer monthly interest payments at a rate of 12.05% over the term of the notes. Interest will be payable monthly in arrears on the 24th calendar day of each month (each such date, an “Interest Payment Date”), commencing September 24, 2009, to and including the Maturity Date, to the holders of record at the close of business on the date 15 calendar days prior to the applicable Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment.
  THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — Your return of principal at maturity is protected so long as the closing price of each Reference Stock does not decline, as compared to its Initial Share Price, by more than its Protection Amount on any day during the Monitoring Period or the Final Share Price of each Reference Stock does not decline from its Initial Share Price. However, if the closing price of any Reference Stock on any day during the Monitoring Period has declined by more than its Protection Amount and the Final Share Price of any such Reference Stock declines from its Initial Share Price, you could lose some or all of the principal amount of your notes.
  TAX TREATMENT AS A UNIT COMPRISING PUT OPTIONS AND A DEPOSIT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 159-A-I. We and you agree (in the absence of an administrative determination or judicial ruling to the contrary) to treat each note for U.S. federal income tax purposes as a unit comprising (i) five Put Options written by you to us, each with respect to $200 worth (at the Initial Share Price) of one of the five Reference Stocks, and each struck “at the money,” and (ii) a Deposit. We intend to treat approximately 13.61% of each coupon payment as interest on the Deposit and approximately 16.81%, 20.64%, 14.91%, 21.06% and 12.98% as the Put Premiums for the respective Put Options on The Boeing Company, General Electric Company, The Goldman Sachs Group, Inc., Nokia Corporation and Pfizer Inc. Assuming this characterization is respected, amounts treated as interest on the Deposit will be taxed as ordinary income while the Put Premiums will not be taken into account prior to maturity or sale. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in December 2007, Treasury and the IRS released a notice requesting comments on the U.S. federal income tax

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-1

treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the timing and character of income or loss (including whether the Put Premiums might be currently included as ordinary income) and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice. Non-U.S. Holders should also note that they may be withheld upon at a rate of up to 30% unless they have submitted a properly completed IRS Form W-8BEN or otherwise satisfied the applicable documentation requirements. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisers with respect to the tax consequences of an investment in the notes, including possible alternative characterizations, as well as the allocation of the purchase price of the notes among the Deposit and the Put Options.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 159-A-I dated January 7, 2009.

  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The payment at maturity will be based on whether the closing price of any Reference Stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and, if so, whether the Final Share Price of any such Reference Stock has declined from its Initial Share Price. Under certain circumstances, you will receive at maturity, with respect to a Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof). The market value of those shares of such Reference Stock or the Cash Value thereof will be less than $200 and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.
  THE PROTECTION AMOUNT FOR ANY REFERENCE STOCK MAY TERMINATE ON ANY DAY DURING THE TERM OF THE NOTES — If, on any day during the Monitoring Period, the closing price of a Reference Stock declines below its Initial Share Price minus its Protection Amount, you will be exposed to the depreciation in such Reference Stock proportionally to its Stock Weighting. We refer to this feature as a contingent buffer. Under these circumstances, and if, for such Reference Stock, the Final Share Price is less than the Initial Share Price, you will receive at maturity, with respect to such Reference Stock, a predetermined number of shares of such Reference Stock (or, at our election, the Cash Value thereof) and, consequently, you will lose some of the principal amount of your investment. You will be subject to this potential loss of principal even if the closing price of such Reference Stock subsequently recovers such that its Final Share Price is above its Initial Share Price minus its Protection Amount. If these notes had a non-contingent buffer feature, under the same scenario, you would have received at maturity, with respect to such Reference Stock, $200. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes at maturity or on any Interest Payment Date, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness.  Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those referred to under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-2

  YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE REFERENCE STOCKS — Unless the closing price of any Reference Stock has declined, as compared to its Initial Share Price, by more than its Protection Amount on any day during the Monitoring Period and the Final Share Price of any such Reference Stock has declined from its Initial Share Price, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Reference Stocks, which may be significant.  Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stocks during the term of the notes.
  CORRELATION (OR LACK OF CORRELATION) OF THE REFERENCE STOCKS — Price movements in the Reference Stocks may or may not be correlated with each other. Even at a time when most of the Reference Stocks are experiencing positive performance, negative performance of at least one of the other Reference Stocks could cause you to receive less than the principal amount of your notes at maturity. Moreover, performances of the Reference Stocks may become highly correlated from time to time during the term of the notes, including a period in which there is a substantial decline in a particular sector or sectors represented by some or all of the Reference Stocks. High correlation during periods of negative price performance among some or all of the Reference Stocks could similarly cause you to receive less than the principal amount of your notes at maturity.
  NO OWNERSHIP RIGHTS IN THE REFERENCE STOCKS — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stocks, such as voting rights or dividend payments. In addition, the Reference Stock issuers will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stocks and the notes.
  NO AFFILIATION WITH THE REFERENCE STOCK ISSUERS — We are not affiliated with the Reference Stock issuers. We assume no responsibility for the adequacy of the information about the Reference Stock issuers contained in this pricing supplement or in product supplement no. 159-A-I. You should make your own investigation into the Reference Stocks and their issuers. We are not responsible for the Reference Stock issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent. For example, if the Nokia Corporation ADS is delisted or no longer admitted to trading on a U.S. securities exchange or if the applicable ADS facility is terminated, the calculation agent will determine whether to select, and if it determines to do so, will select a successor Reference Stock without consideration for the interests of investors. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. We and/or our affiliates may also currently or from time to time engage in business with the Reference Stock issuers, including extending loans to, or making equity investments in, the Reference Stock issuers or providing advisory services to the Reference Stock issuers. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to the Reference Stock issuers, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuers as in your judgment is appropriate to make an informed decision with respect to an investment in the notes.
  THERE ARE IMPORTANT DIFFERENCES BETWEEN THE RIGHTS OF HOLDERS OF ADSs OF NOKIA CORPORATION AND THE RIGHTS OF HOLDERS OF THE ORDINARY SHARES OF NOKIA CORPORATION — Because the notes are linked, in part, to the performance of an ADS representing one share of Nokia Corporation, you should be aware that your note is linked, in part, to the price of the ADSs and not the ordinary shares of Nokia Corporation, which we refer to as the Underlying Stock. There are important differences between the rights of holders of ADSs and holders of the Underlying Stock. Each ADS is a security evidenced by American Depositary Receipts that represents one share of the Underlying Stock. The ADSs are issued pursuant to a deposit agreement, which sets forth the rights and responsibilities of the ADS depositary, Nokia Corporation, and holders of the ADSs, which may be different from the rights of holders of the Underlying Stock. For example, Nokia Corporation may make distributions in respect of the Underlying Stock that are not passed on to the holders of its ADSs. Any such differences between the rights of holders of the ADSs and holders of the Underlying Stock may be significant and may materially and adversely affect the value of the notes linked, in part, to the Nokia Corporation ADS.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-3

  HEDGING AND TRADING IN THE REFERENCE STOCKS — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stocks or instruments related to the Reference Stocks. We or our affiliates may also trade in the Reference Stocks or instruments related to the Reference Stocks from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the notes could adversely affect our payment to you at maturity.
  RISKS ASSOCIATED WITH NON-U.S. SECURITIES — An investment in the notes linked, in part, to the value of ADSs representing interests in non-U.S. equity securities, such as Nokia Corporation, which are issued by a Finnish issuer, involves risks associated with the home country of the issuer of the non-U.S. equity securities. The Nokia Corporation ADS, which is quoted and traded in U.S. dollars on the New York Stock Exchange, may trade differently from the Underlying Stock, which is quoted and traded in euros on the Helsinki Stock Exchange. Non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of non-U.S. equity securities may be affected by political, economic, financial and social factors in the home country of Nokia Corporation, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of such country may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such country may be subjected to different and, in some cases, more adverse economic environments.
  THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RATE RISK — Because the Nokia Corporation ADS is quoted and traded in U.S. dollars on the New York Stock Exchange and the Underlying Stock is quoted and traded in euros on the Helsinki Stock Exchange, fluctuations in the exchange rate between the euro and the U.S. dollar will likely affect the relative value of the Nokia Corporation ADS in the two different currencies and, as a result, will likely affect the market price of the Nokia Corporation ADS trading on the New York Stock Exchange. These trading differences and currency exchange risk may affect the market value of the notes, whether the closing price of the Nokia Corporation ADS will fall below its Protection Amount on any trading day during the Monitoring Period and whether its Final Share Price will be greater than, equal to or less than its Initial Share Price. The euro has been subject to fluctuations against the U.S. dollar in the past, and may be subject to significant fluctuations in the future. Previous fluctuations or periods of relative stability in the exchange rate of the euro and the U.S. dollar are not necessarily indicative of fluctuations or periods of relative stability in those rates that may occur over the term of the notes. The exchange rate between the euro and the U.S. dollar is the result of the supply of, and the demand for, those currencies. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the European Union and the United States, including economic and political developments in other countries.
  Of particular importance to potential currency exchange risk are:
    existing and expected rates of inflation;
    existing and expected interest rate levels;
    the balance of payments in the member countries of the European Union and the United States and between each country and its major trading partners; and
    the extent of governmental surplus or deficit in the European Union.
  All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the European Union (including its members), the United States and those of other countries important to international trade and finance.
  MANY ECONOMIC AND MARKET FACTORS WILL INFLUENCE THE VALUE OF THE NOTES — In addition to the value of the Reference Stocks and interest rates on any trading day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other and which are set out in more detail in product supplement no. 159-A-I.

Supplemental Plan of Distribution

We expect that delivery of the notes will be made against payment for the notes on or about the settlement date set forth on the front cover of this pricing supplement, which will be the fourth business day following the pricing date of the notes (this settlement cycle being referred to as T+4). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the pricing date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-4

The Reference Stocks

Public Information

All information contained herein on the Reference Stocks and on the Reference Stock issuers is derived from publicly available sources and is provided for informational purposes only. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC by a Reference Stock issuer pursuant to the Exchange Act can be located by reference to the SEC file number provided below and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete. See “The Reference Stocks” beginning on page PS-17 of the accompanying product supplement no. 159-A-I for more information.

Stock Weightings, Initial Share Prices, Protection Amounts and Physical Delivery Amounts

The table below sets forth the five issuers of the Reference Stocks, as well as the Stock Weighting and the ticker symbol for each Reference Stock and the U.S. exchange on which each Reference Stock is currently listed.

The table below also indicates the Initial Share Price, the Protection Amount and the Physical Delivery Amount for each Reference Stock, in each case subject to adjustments.

Ticker Symbol	Issuer	Exchange	Stock Weighting	Initial Share Price	Protection Amount	Physical Delivery Amount

BA	The Boeing Company	NYSE	20%	$43.78	$13.134	4.5683
GE	General Electric Company	NYSE	20%	$13.59	$4.077	14.7167
GS	The Goldman Sachs Group, Inc.	NYSE	20%	$160.48	$48.144	1.2463
PFE	Pfizer Inc.	NYSE	20%	$15.98	$4.794	12.5156
NOK	Nokia Corporation ADS	NYSE	20%	$12.51	$3.753	15.9872

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-5

The Boeing Company (“Boeing”)

According to its publicly available filings with the SEC, Boeing is one of the world’s major aerospace firms. The common stock of Boeing, par value $5.00 per share, is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Boeing in the accompanying product supplement no. 159-A-I. Boeing’s SEC file number 001-00442.

Historical Information of the Common Stock of Boeing

The following graph sets forth the historical performance of the common stock of Boeing based on the weekly closing price (in U.S. dollars) of the common stock of Boeing from January 2, 2004 through August 14, 2009. The closing price of the common stock of Boeing on August 18, 2009 was $43.78. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of Boeing has experienced significant fluctuations. The historical performance of the common stock of Boeing should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Boeing during the term of the notes. We cannot give you assurance that the performance of the common stock of Boeing will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Boeing will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Boeing.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-6

General Electric Company (“GE”)

According to its publicly available filings with the SEC, GE is a diversified technology, media and financial services company with products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, and media content. The common stock of GE, par value $0.06 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of GE in the accompanying product supplement no. 159-A-I. GE’s SEC file number is 001-00035.

Historical Information of the Common Stock of GE

The following graph sets forth the historical performance of the common stock of GE based on the weekly closing price (in U.S. dollars) of the common stock of GE from January 2, 2004 through August 14, 2009. The closing price of the common stock of GE on August 18, 2009 was $13.59. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since its inception, the price of the common stock of GE has experienced significant fluctuations. The historical performance of the common stock of GE should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of GE during the term of the notes. We cannot give you assurance that the performance of the common stock of GE will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that GE will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of GE.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-7

The Goldman Sachs Group, Inc. (“Goldman Sachs”)

According to its publicly available filings with the SEC, Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of services worldwide to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. The common stock of Goldman Sachs, par value $0.01 per share, is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Goldman Sachs in the accompanying product supplement no. 159-A-I. Goldman Sachs’s SEC file number is 001-14965.

Historical Information of the Common Stock of Goldman Sachs

The following graph sets forth the historical performance of the common stock of Goldman Sachs based on the weekly closing price (in U.S. dollars) of the common stock of Goldman Sachs from January 2, 2004 through August 14, 2009. The closing price of the common stock of Goldman Sachs on August 18, 2009 was $160.48. We obtained the closing prices and other information below from Bloomberg Financial Markets, without independent verification. The closing prices and this other information may be adjusted by Bloomberg Financial Markets for corporate actions such as public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets.

Since the commencement of trading of the common stock of Goldman Sachs, the price of the common stock of Goldman Sachs has experienced significant fluctuations. The historical performance of the common stock of Goldman Sachs should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Goldman Sachs on the Pricing Date or the Observation Date. We cannot give you assurance that the performance of the common stock of Goldman Sachs will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Goldman Sachs will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Goldman Sachs.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-8

Pfizer Inc. (“Pfizer”)

According to its publicly available filings with the SEC, Pfizer is a research-based, global pharmaceutical company. Pfizer discovers, develops, manufactures and markets leading prescription medicines for humans and animals as well as many of the world’s best known consumer healthcare products. The common stock of Pfizer is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for purposes of Pfizer in the accompanying product supplement no. 159-A-I. Pfizer’s SEC file number is 001-03619.

Historical Information of the Common Stock of Pfizer

The following graph sets forth the historical performance of the common stock of Pfizer based on the weekly closing price (in U.S. dollars) of the common stock of Pfizer from January 4, 2002 through August 14, 2009. The closing price of the common stock of Pfizer on August 18, 2009 was $15.98.

Since its inception, the price of the common stock of Pfizer has experienced significant fluctuations. The historical performance of the common stock of Pfizer should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Pfizer during the term of the notes. We cannot give you assurance that the performance of the common stock of Pfizer will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Pfizer will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Pfizer.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-9

Nokia Corporation

According to its publicly available filings with the SEC, Nokia Corporation, a Finnish company, makes a range of mobile devices with services and software relating to music, navigation, video, television, imaging, games and business mobility. Nokia Corporation also provides equipment, solutions and services for communications networks. The ADS, representing one share of Nokia Corporation, no par value (which we refer to as the “Nokia Corporation ADS”), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the Relevant Exchange for the purposes of Nokia Corporation in the accompanying product supplement no. 159-A-I. Nokia Corporation’s SEC file number is 001-13202.

Historical Information of the Nokia Corporation ADS

The following graph sets forth the historical performance of the Nokia Corporation ADS based on the weekly closing price (in U.S. dollars) of the Nokia Corporation ADS from January 2, 2004 through August 14, 2009. The closing price of the Nokia Corporation ADS on August 18, 2009 was $12.51.

Since its inception, the price of the Nokia Corporation ADS has experienced significant fluctuations. The historical performance of the Nokia Corporation ADS should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the Nokia Corporation ADS during the term of the notes. We cannot give you assurance that the performance of the Nokia Corporation ADS will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Nokia Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Nokia Corporation ADS.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-10

Examples of Hypothetical Payment at Maturity Attributable to a hypothetical Reference Stock for Each $1,000 Principal Amount Note

The following table illustrates hypothetical payments at maturity attributable to a hypothetical Reference Stock on a $1,000 investment in the notes, based on a range of lowest closing prices during the Monitoring Period as set forth in the column titled “Hypothetical lowest closing price during the Monitoring Period” and on a range of hypothetical Final Share Prices for the hypothetical Reference Stock as set forth in the column titled “Hypothetical Final Share Price.” The numbers appearing in the following table and examples have been rounded for ease of analysis. For this table of hypothetical payments at maturity attributable to the hypothetical Reference Stock, we have also assumed the following:

• the Initial Share Price:	$100.00	• the Protection Amount (in U.S. dollars):	$30.00
• the Interest Rate:	12.05% per annum	• the Protection Amount:	30.00%

Hypothetical lowest closing price during the Monitoring Period	Hypothetical lowest closing price expressed as a percentage of Initial Share Price during the Monitoring Period	Hypothetical Final Share Price	Hypothetical Final Share Price expressed as a percentage of Initial Share Price	Payment at Maturity Attributable to the Hypothetical Reference Stock	Total Value of Payment Received at Maturity Attributable to the Hypothetical Reference Stock**

$100.00	100%	$200.00	200%	$200.00	$200.00

$50.00	50%	$105.00	105%	$200.00	$200.00

$100.00	100%	$100.00	100%	$200.00	$200.00

$70.00	70%	$70.00	70%	$200.00	$200.00

$50.00	50%	$95.00	95%	10 shares of the hypothetical Reference Stock or the Cash Value thereof	$190.00

$50.00	50%	$50.00	50%	10 shares of the hypothetical Reference Stock or the Cash Value thereof	$100.00

$25.00	25%	$25.00	25%	10 shares of the hypothetical Reference Stock or the Cash Value thereof	$50.00

$0.00	0%	$0.00	0%	10 shares of the hypothetical Reference Stock or the Cash Value thereof	$0.00

**

Note that you will receive at maturity, any accrued and unpaid interest in cash, in addition to either shares of the hypothetical Reference Stock (or, at our election, the Cash Value thereof) or $200 in cash. Also note that if you receive the Physical Delivery Amount for such hypothetical Reference Stock, the total value of payment received at maturity attributable to such hypothetical Reference Stock shown in the table above includes the value of any fractional shares, which will be paid in cash.

The following examples illustrate how the total value of payments received at maturity attributable to the hypothetical Reference Stock set forth in the table above are calculated.

Example 1: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $70.00 and the Final Share Price is $70.00. Because the closing price of the Reference Stock did not decline by more than the Protection Amount on any day during the Monitoring Period, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200.00 per $1,000 principal amount note, even though the Final Share Price of $70.00 is less than the Initial Share Price of $100.00.

Example 2: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $105.00. Even though the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period, because the Final Share Price of $105.00 is not less than the Initial Share Price of $100.00, you will receive a payment at maturity attributable to the hypothetical Reference Stock of $200.00 per $1,000 principal amount note.

Example 3: The lowest closing price of the hypothetical Reference Stock during the Monitoring Period was $50.00 and the Final Share Price is $95.00. Because the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period and the Final Share Price of $95.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $95.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $190.00 per $1,000 principal amount note.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-11

Example 4: The closing price of the hypothetical Reference Stock did not decline, as compared with the Initial Share Price, by more than the Protection Amount on any day during the Monitoring Period prior to the Observation Date. However, the closing price of the Reference Stock on the Observation Date is $50.00, a decline of more than the Protection Amount.

Because the closing price of the Reference Stock declined by more than the Protection Amount on at least one day during the Monitoring Period (the Observation Date) and the Final Share Price of $50.00 is less than the Initial Share Price of $100.00, you will receive the Physical Delivery Amount, or at our election, the Cash Value thereof, at maturity. Because the Final Share Price of the Reference Stock is $50.00, the total value of your payment at maturity attributable to the hypothetical Reference Stock, whether in cash or shares of the Reference Stock, is $100.00 per $1,000 principal amount note.

Because the closing price of each actual Reference Stock may be subject to significant fluctuations over the term of the notes, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity with respect to each actual Reference Stock. The table and examples of hypothetical calculations of payment at maturity with respect to a hypothetical Reference Stock above are intended to illustrate how the amount payable at maturity with respect to a Reference Stock will depend on whether the closing price of the applicable reference stock has declined from its Initial Share Price by more than its Protection Amount on any day during the Monitoring Period and or how much the Final Share Price of the applicable Reference Stock has declined from its Initial Share Price.  The table and examples above are not intended to be representative of the actual payments that you may receive on an investment in the notes with respect to a particular Reference Stock. Your actual payment at maturity with respect to a particular Reference Stock, whether in the form of a cash payment equal to $1,000 x the applicable Stock Weighting (or $200) or a number of shares of the applicable Reference Stock, or the Cash Value thereof, may differ materially from the hypothetical payments set forth above, depending on the actual Initial Share Price, Final Share Price and Protection Amount for the applicable Reference Stock.

JPMorgan Structured Investments — Reverse Exchangeable Notes Linked to Five Equally Weighted Reference Stocks	PS-12